NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of American Depositary Shares (each representing one ordinary share) and the American Depositary Shares, Series A (each representing one Non-Cumulative Preference Shares, Series A) (collectively, 'the Securities') of National Bank of Greece S.A. (the 'Company') from listing and registration on the Exchange on December 28, 2015 pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. NYSE Regulation, Inc. reached its decision to delist the Securities pursuant to Section 802.01D of the Listed Company Manual (the 'Manual') because of the 'abnormally low' trading price. . 1. NYSE Regulation, Inc., on November 27, 2015, determined that the Securities of the Company should be suspended immediately from trading, and directed the preparation and filing with the SEC of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by phone and by letter on November 27, 2015. 2. Pursuant to the above authorization, a press release was issued on November 27, 2015 and an announcement was made on the 'ticker' of the Exchange immediately of the suspension of trading in the Securities. Similar information was included on the Exchange's website. 3. The Company had a right to appeal to the Committee for Review (the 'Committee') of the Board of Directors of NYSE Regulation the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period(s). Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.